Exhibit 99.1

For Immediate Release

Crumbs Bake Shop, Inc. Names Stephen Fass to its Board of Directors

New York, New York, January 19, 2012 – Crumbs Bake Shop, Inc. (NASDAQ: CRMB), a national neighborhood bakery and the largest U.S.-based cupcake specialty store chain, named Stephen Fass to its Board of Directors, effective immediately. His election to the Board as an independent director fills a newly created directorship resulting from an increase in the number of directors following Julian R. Geiger’s appointment as Crumbs’ President and Chief Executive Officer on November 14, 2011.

Beginning in October 2005 Stephen Fass served a consultant to, and from November 2006 as a Partner and Vice President of, Ciao Imports LLC, a specialty food importer and distributor. Mr. Fass has also served as a member of Ciao Import’s board since November 2007. From September 2003 to October 2005, Mr. Fass was a Partner and Vice President of Sales for Vela Di Natura, LLC, an importer of Serbian juices and other specialty foods from Serbia.

Beginning in February 2002, Mr. Fass served as a consultant, and from August 2003, as a Partner and Producer, for At Chefs Theater Inc., a Broadway production featuring star chefs and musical entertainment, where he oversaw all phases of the food operation. From September 1997 to February 2001, he served as Vice President and as an Executive Committee member for ABC Carpet and Home Inc. From January 1994 to June 1997, he served as President of William Greenberg Desserts and Cafés, where Mr. Fass wrote the business plan that took the company public and was a member of its board during the same period. From 1993 to 1995, Mr. Fass served as a full time consultant to the chairman of the board of Fauchon, the renowned Parisian food emporium, and assisted with the Fauchon’s American expansion in both the retail and wholesale markets.

Between 1969 and 1992 Mr. Fass held a variety of positions with increasing responsibility in the food division of Bloomingdales and Macy’s. During his tenure at Bloomingdale’s and Macy’s, Mr. Fass was integrally involved in developing such resources as Crabtree & Evelyn, Silver Palate, David’s Cookie, Coach Farm Cheese and Neuhaus and Godiva Chocolates. As Vice President of the Marketplace for the Cellar at Macy’s, he oversaw the building of food halls in 16 states and developed Macy’s private label business to over 45% of the total volume of his division.

Julian R. Geiger, President and Chief Executive Officer said, “Stephen’s expertise in the specialty food business, along with his prior board experience, makes him a perfect fit to join our Board of Directors. We are delighted to be welcoming him to Crumbs and look forward to benefitting from his insights and experience.”

About Crumbs Bake Shop, Inc.

The first Crumbs Bake Shop opened its doors in March 2003 on the Upper West Side of Manhattan, New York, by co-founders Mia and Jason Bauer. The design of Crumbs Bake Shops is inspired by old-time neighborhood bakeries, creating a warm and friendly environment with wall-to-wall treats. Ranked the largest retailer of cupcakes nationwide and one of Inc. Magazine’s 10 Breakout Companies of 2010, Crumbs currently has 50 locations, including 29 locations in the New York Metro area, 4 locations in Connecticut, 6 locations on the West Coast, 5 locations in Washington, D.C., 1 location in Virginia and 5 locations in Illinois.

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Investor Relations Contact:

Tom Ryan/Raphael Gross of ICR

IR@crumbs.com / 646-545-4702